Exhibit 99.1

Paragon Offshore plc 3151 Briarpark Drive, Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE COMPLETES SPIN-OFF FROM NOBLE CORPORATION

HOUSTON, August 4, 2014 – Paragon Offshore plc (“Paragon”) (NYSE: PGN) announced today the completion of its spin-off from Noble Corporation plc (“Noble”) (NYSE: NE) into a separate, publicly-traded company that owns and operates standard specification offshore drilling rigs.

On August 1, 2014, Noble distributed to its shareholders one ordinary share of Paragon for every three ordinary shares of Noble held at 5:00 p.m., New York City time, on the record date of the distribution, July 23, 2014. No fractional Paragon shares were issued; however, shareholders who would otherwise have been entitled to receive a fractional Paragon share in the distribution instead received cash in lieu of that fractional share.

Paragon ordinary shares will begin “regular-way” trading under the symbol “PGN” on the New York Stock Exchange on August 4, 2014.

“We are excited about the completion of the spin-off and the launch of Paragon Offshore,” said Randall D. Stilley, President and Chief Executive Officer of Paragon. “Our rich heritage from Noble’s ninety-three year history sets the stage for future growth opportunities while enabling us to continue delivering the safe, reliable and cost-effective operations our customers expect. We look forward to a bright future.”

About Paragon Offshore

Paragon is a pure-play global provider of standard specification offshore drilling rigs. Paragon’s drilling fleet consists solely of standard specification rigs and includes 34 jackups and eight floaters (five drillships and three semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at Devonshire House, 1 Mayfair Place, London W1J 8AJ, England. Additional information is available at www.paragonoffshore.com.

Forward-Looking Disclosure Statement

This release contains forward-looking statements. Statements regarding the development and timing of any markets for Noble shares or Paragon shares, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company following the spin-off and other factors detailed in the Information Statement filed as Exhibit 99.1 to Paragon’s Registration Statement on Form 10, initially filed with the U.S. Securities and Exchange Commission on May 23, 2014, as amended, and declared effective on July 18, 2014. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors	Lee A. Ahlstrom
& Media:	Senior Vice President – Investor Relations, Strategy and Planning
+1.832.783.4040

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